EX-23(I)
                         Opinion and Consent of Counsel

                     THE LAW OFFICES OF DAVID D. JONES, P.C.
                              518 Kimberton, # 134
                             Phoenixville, PA 19460
                             (610) 718-5381 (phone)
                           (610) 718-5391 (facsimile)
                          davidjones@enter.net (e-mail)


Santa Barbara Group of Mutual funds, Inc.                           June 1, 1999
107 South Fair Oaks, Blvd., Suite 315
Pasadena, California

Dear Sirs:

As counsel to The Santa Barbara Group of Mutual Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland and operating as a registered management investment company, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Company (the "Shares") representing proportionate interests in The Bender Growth Fund (the "Fund"). The Shares of the Fund are a series of the Company consisting of a three classes of shares, all as more fully described in the Prospectus and Statement of Additional Information contained in the Registration Statement on Form N-1A, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

I have examined the Company's Articles of Incorporation, by-laws, the Prospectus and Statement of Additional Information contained in the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Company. I also give my consent for the Company to included this opinion as an Exhibit to the Trust's Registration Statement on Form N-1A.

Very Truly Yours,

David D. Jones
Attorney & Counselor at Law